EXHIBIT 99.5

THQ would like to revise the email below as follows:

(1)
The first paragraph states that, “The details of this request were filed today in a preliminary proxy statement.” THQ would like to revise this sentence to state, “Company stockholders are expected to vote on this decision at a special meeting on June 29, 2012. The details of this request were filed in a definitive proxy statement filed with the Securities and Exchange Commission (SEC) on June 5, 2012.”

(2)
The second paragraph states that, “Company shareholders will vote on this decision at a special meeting on June 29, 2012.  If approved and if needed, the reverse stock split would be implemented on or about July 5, 2012.” However, THQ would like to revise this text to state that “THQ filed a supplemental proxy with the SEC today clarifying that, if approved, it is anticipated that the reverse stock split will be effectuated at any date and time before THQ's 2013 annual meeting of stockholders (unless our board of directors exercises its authority to abandon the reverse stock split), with the exact date and time before such meeting to be determined by our board in its sole discretion. If the reverse stock split is not effectuated before THQ's 2013 annual meeting of stockholders, the reverse stock split cannot be effectuated unless again approved by the stockholders. THQ's supplemental proxy also provides greater detail regarding the timing of compliance with the NASDAQ Global Select Market's $1.00 minimum bid requirement.”

(3)	Also, the following text from the Q&As that were attached to the email below:

“On January 25, 2012, THQ received notification from Nasdaq that THQ's common stock was not in compliance with Nasdaq's $1.00 minimum bid requirement because our common stock closed below $1 for 30 consecutive trading days. We have a period of 180 calendar days, or until July 23, 2012, to gain compliance with the minimum bid requirement or face a delisting of our common stock. To regain compliance with this requirement, our common stock must trade above $1 for ten consecutive trading days before July 23, 2012.

We believe that having our common stock delisted from the NASDAQ Global Select Market would be undesirable for our stockholders and potentially detrimental to our business. If THQ's stock does not rise above $1 for ten consecutive trading days prior to July 23, 2012 on its own, THQ expects to effect a reverse split of its common stock, which requires approval by stockholders. THQ has begun the process of calling a special meeting of stockholders for this purpose.”

“What is the ratio for the reverse stock split and when will it occur?

Three ratios - 1:3, 1:5 or 1:10 - will be proposed to the stockholders. The Board will select one of the three ratios if the stockholders grant them such authority and approve all three ratios. The reverse stock split is expected to be effectuated on or about July 5, 2012.”

“What impact does this have on my outstanding stock options?

An adjustment to your THQ stock options will occur at the effective date of the reverse stock split, which will take place on or about July 5, 2012. These adjustments will decrease the number of options you have and will increase their grant price in order to keep the total value of your equity whole.”

“Additional Information

THQ filed a preliminary proxy statement that provides additional information regarding the reverse stock split on May 25, 2012 with the SEC, and expects to file the definitive proxy statement for such reverse stock split in the near future. You are advised to read the preliminary proxy statement, and definitive proxy statement, when it becomes available, because the proxy statement will contain important information.”

are replaced with the following text:

“On January 25, 2012, THQ received notification from Nasdaq that THQ's common stock was not in compliance with the Nasdaq Global Select Market's $1.00 minimum bid requirement because our common stock closed below $1 for 30 consecutive trading days. Nasdaq has requested that we regain compliance with the minimum bid requirement by July 23, 2012. To regain compliance with this requirement, our common stock must trade above $1 for ten consecutive trading days. If we do not regain compliance with the minimum bid requirement by July 23, 2012, as further described in a series of frequently asked questions and answers provided by NASDAQ on their website, the NASDAQ staff will issue a delisting letter, but at that time, THQ may request a hearing before a NASDAQ Listing Qualifications Panel, which will stay the delisting and allow THQ's common stock to remain listed on the NASDAQ Global Select Market. The NASDAQ frequently asked questions and answers also state that: (i) these hearings are typically scheduled 30 to 45 days after they are requested, (ii) the hearing panel generally issues a written decision approximately 35 days after the hearing and (iii) the decisions that the hearing panel can render include granting THQ a conditional listing, which would allow THQ to remain listed on the NASDAQ Global Select Market and give THQ additional time to comply with the $1.00 minimum bid requirement, delisting THQ's common stock and transferring THQ's common stock to the NASDAQ Capital Market. Alternatively, if our common stock does not trade above $1.00 for the requisite amount of time prior to July 23, 2012, we can receive an additional 180 days to meet the $1.00 minimum bid requirement if we apply for and are approved to transfer our securities to the NASDAQ Capital Market and NASDAQ grants the additional 180 days.

We believe that having our common stock delisted from the NASDAQ Global Select Market would be undesirable for our stockholders and potentially detrimental to our business. Therefore, if THQ's stock does not rise above $1 before its stock is delisted from NASDAQ, THQ may effect a reverse split of its common stock, which requires approval by stockholders. THQ has begun the process of calling a special meeting of stockholders for this purpose.”

“What is the ratio for the reverse stock split and when will it occur?

Three ratios - 1:3, 1:5 or 1:10 - will be proposed to the stockholders. The Board will select one of the three ratios if the stockholders grant them such authority and approve all three ratios. It is anticipated that the reverse stock split will be effectuated at any date and time before THQ's 2013 annual meeting of stockholders (unless our board of directors exercises its authority to abandon the reverse stock split), with the exact date and time before such meeting to be determined by our Board in its sole discretion. If the reverse stock split is not effectuated before THQ's 2013 annual meeting of stockholders, the reverse stock split cannot be effectuated unless again approved by the stockholders.”

“What impact does this have on my outstanding stock options?

An adjustment to your THQ stock options will occur at the effective date of the reverse stock split, which date is discussed in further detail above. These adjustments will decrease the number of options you have and will increase their grant price in order to keep the total value of your equity whole.”

“Additional Information

THQ filed a definitive proxy statement that provides additional information regarding the reverse stock split on June 5, 2012 with the SEC, and filed supplemental material to such proxy statement with the SEC on June 13, 2012. You are advised to read the definitive proxy statement and supplemental material to the proxy statement because the proxy statement and supplemental material to the proxy statement contain important information.”

________________________________________________
From: Ed Kaufman
Sent: Friday, May 25, 2012 4:14 PM
To: - - ALL THQ Employees (ALL Countries)
Subject: Reverse Stock Split

THQ believes it is in the best interest of the business and our shareholders to remain on the NASDAQ Global Select Market.  For that reason, the company has requested approval from its shareholders to vote on a potential reverse split of THQ common stock.  The details of this request were filed today in a preliminary proxy statement.

Company shareholders will vote on this decision at a special meeting on June 29, 2012.  If approved and if needed, the reverse stock split would be implemented on or about July 5, 2012.  This action is not expected to affect the company's global operations.

The attached Q&A should help answer most of your questions.  If you have any other questions, your local HR team should be able to assist you.

Ed

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